Consent of Independent Auditors

         We consent to the inclusion in this Registration Statement on Form SB-2, Amendment No.1 of our report, which includes an explanatory paragraph concerning the Company's ability to continue as a going concern, dated February 1, 2001 on our audit of the statements of operations, shareholders' deficiency, and cash flows of Spent Lamp Recycling Technologies, Inc. for the year ended March 31, 2000. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


                                                /s/Feldman Sherb & Co., P.C.
                                                   Feldman Sherb & Co., P.C.
                                                   Certified Public Accountants



New York, New York
February 7, 2002